Exhibit 10.1.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into at Santa Barbara, California effective as of October 11, 2006, by and among PACIFIC CAPITAL BANCORP (“PCB”), PACIFIC CAPITAL BANK, N.A. (“PCBNA”), and WILLIAM S. THOMAS, JR. (“Mr. Thomas”), with reference to the following facts:

RECITALS:

A.	Mr. Thomas has recently apprised PCB and PCBNA of his desire to retire from his positions as President and Chief Executive Officer.

B.	PCB and PCBNA believe that it would be of benefit to secure Mr. Thomas’ continuing services as President and Chief Executive Officer until such time as his successor is appointed, and to thereafter continue to engage Mr. Thomas for a period of time to assist with community relations; and

C.	Mr. Thomas is willing to remain with PCB and PCBNA for a period of time, and he and PCB and PCBNA wish to memorialize their understandings regarding Mr. Thomas’ current employment.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	EMPLOYMENT

1.1 President and CEO. PCB and PCBNA hereby employ Mr. Thomas, and Mr. Thomas hereby accepts continued employment with PCB and PCBNA, as PCB and PCBNA’s President and Chief Executive Officer until such time as his successor is appointed or such earlier date as may hereafter be determined by PCB and PCBNA’s Boards of Directors at their sole discretion (referred to hereafter as the “Transition Date”). In such capacity, Mr. Thomas shall continue to be responsible for performing the duties and responsibilities customarily associated with those of a President and Chief Executive Officer of a community bank comparable in size to PCBNA, and such other duties and responsibilities as PCB and PCBNA’s Boards of Directors may reasonably assign from time to time. Mr. Thomas agrees to devote his full business time and efforts to such duties, and to diligently perform such duties to the best of his abilities through the Transition Date.

1.2 Community Relations. On the Transition Date, Mr. Thomas agrees to formally retire from his role as President and Chief Executive Officer, and to tender his resignation from such officer positions. Mr. Thomas also agrees to tender his resignation from the PCB and PCBNA Boards of Directors on the Transition Date. From and after the Transition Date, Mr. Thomas agrees to serve as a community relations representative for PCB and PCBNA. In such capacity, Mr. Thomas will be responsible for assisting both entities with general community relations, including administering PCB’s charitable contributions program, and undertaking such other community relations efforts as PCB and PCBNA may reasonably request.

2.	COMPENSATION AND BENEFITS

2.1 Salary.

2.1.1 Salary As President and CEO. While serving as President and Chief Executive Officer, Mr. Thomas shall receive a monthly salary of $45,833.00 (the equivalent of $550,000.00 per year). Mr. Thomas’s salary shall be paid in equal installments on PCB’s customary paydays, prorated for any partial pay period.

2.1.2 Salary in Community Relations Role. From and after the Transition Date, Mr. Thomas’ salary shall be $100,000.00 per year. Mr. Thomas’ salary for his community relations role shall similarly be paid in equal installments on PCB’s customary paydays, prorated for any partial pay period.

2.2 No Bonus. Mr. Thomas acknowledges and agrees that he shall not be entitled to or eligible for bonus compensation during the term of this Agreement, including any bonus relating to services previously rendered in calendar year 2006.

2.3 Paid Vacation. During the term of this Agreement, Mr. Thomas shall continue to accrue paid vacation on a prorated basis at the rate of four (4) weeks per year. The accrual and use of such vacation shall be subject to PCB/PCBNA’s rules and regulations governing paid vacation.

2.4 Group Insurance and 401(k) Benefits. Mr. Thomas shall be eligible to participate in PCB/PCBNA’s group health, dental and vision insurance plans, and in PCB/PCBNA’s 401(k) retirement plan during the term of this Agreement on the same terms and conditions as may be extended to other senior officers, subject to and in accordance with the terms and conditions of such plans. Mr. Thomas acknowledges and agrees that he will not be covered under, or eligible to participate in, PCB/PCBNA’s “Change in Control Plan”, from and after the Transition Date.

2.5 Expense Reimbursements. PCB and PCBNA shall promptly reimburse Mr. Thomas for all reasonable expenses he incurs in performing his services pursuant to this Agreement, provided that such expenses are incurred and accounted for in accordance with such reasonable policies and procedures as PCB and PCBNA may establish from time-to-time.

2.6 Transition Benefit. In recognition of the benefits furnished by Mr. Thomas’ remaining with PCB and PCBNA until his successor is appointed and his offer to facilitate PCB and PCBNA’s community relations thereafter, PCB and PCBNA agree that on the Transition Date, Mr. Thomas shall be entitled to a payment equal to (a) $1,100,000, less (b) the cumulative salary paid to Mr. Thomas pursuant to this Agreement between the effective date of this Agreement and the Transition Date. This transition benefit shall be paid in a lump sum, or in such installments as Mr. Thomas and PCB/PCBNA may mutually agree, and shall be subject to deductions for requisite income tax withholdings and payroll taxes. Mr. Thomas agrees that (1) if PCB and PCBNA terminate his employment for “Cause” prior to the Transition Date pursuant to Section 4.1.3, below, or (2) if Mr Thomas terminates this Agreement prior to the Transition Date pursuant to Section 4.2, below, then no payment, full or prorated, shall be due under this Section 2.6.

2.7 Benefits Upon Conclusion of Employment. Upon Mr. Thomas’ retirement at the expiration of the term of this Agreement, or any earlier termination of Mr. Thomas’ employment by PCB/PCBNA or Mr. Thomas, PCB and PCBNA will provide Mr. Thomas with the same or equivalent post-retirement benefits that Mr. Thomas would have received had he retired at such time as President and Chief Executive Officer, including participation in PCB/PCBNA’s Key Employee Retirement Health Plan, subject to the terms and conditions of such post-retirement benefit plans.

3.	TERM

Unless sooner terminated pursuant to Section 4, below, this Agreement shall commence effective October 11, 2006, and shall terminate on November 10, 2008.

4.	TERMINATION

4.1 Termination By PCB/PCBNA. PCB and PCBNA shall have the right to terminate this Agreement prior to the expiration of the term set forth above immediately upon the occurrence of any of the following events:

4.1.1 Death. Mr. Thomas’s death.

4.1.2 Disability. PCB and PCBNA furnishing Mr. Thomas with notice of termination due to his “Disability.” For purposes of this Agreement, “Disability shall mean a mental or physical impairment that precludes Mr. Thomas from performing the essential duties and responsibilities of his position, even with reasonable accommodation of such impairment by PCB and PCBNA.

4.1.3 Cause. PCB and PCBNA furnishing Mr. Thomas with notice of termination for “Cause.” For purposes of this Agreement, “Cause” shall mean the following:

4.1.3.1 Conviction. Mr. Thomas’s conviction of a felony.

4.1.3.2 Material Misconduct. Mr. Thomas’ willful or negligent engagement in conduct that is materially injurious to PCB or PCBNA, financially or otherwise, including, but not limited to, fraud, unlawful harassment of employees or other third parties, unlawful retaliation against employees, or off-duty conduct that materially injures the reputation or goodwill of PCB or PCBNA;

4.1.3.3 Breach. Mr. Thomas’s breach of any material term of this Agreement or material PCB/PCBNA’s policies and procedures, as in effect from time to time; or

4.1.3.4 Continued Unsatisfactory Performance. Mr. Thomas’s failure to correct any deficiency in the performance of his duties and responsibilities hereunder within fifteen (15) days of receiving written notice from PCB or PCBNA of such unsatisfactory performance.

4.1.4 Mutual Agreement. Reaching a mutual agreement with Mr. Thomas to terminate this Agreement.

4.2 Termination By Mr. Thomas. Mr. Thomas shall have the right to terminate this Agreement immediately upon fifteen (15) calendar days’ notice to PCB and PCBNA.

4.3 Compensation in Event of Termination. Upon termination of this Agreement, PCB and PCBNA shall have no further obligation to compensate Mr. Thomas except to pay to Mr. Thomas or his estate, conservator or designated beneficiary, as the case may be, (i) any earned but unpaid salary due under Section 2.1, above, (ii) any unused vacation time accrued under Section 2.3, above, (iii) remaining transition benefits, if any, otherwise due under Section 2.6, above, (iv) any post-retirement benefits due under Section 2.7, above, and (v) any other vested benefits to which Mr. Thomas is then entitled in accordance with the terms of each applicable benefit plan adopted by PCB or PCBNA.

5.	ARBITRATION OF DISPUTES

PCB, PCBNA and Mr. Thomas mutually consent to the resolution by binding arbitration of all claims or controversies (“claims”) arising out of Mr. Thomas’ employment (or its termination). The claims covered by this agreement include, but are not limited to, claims and disputes relating to wages or other compensation due, claims by either party upon this Agreement, claims alleging discrimination or harassment (for example, on the basis of age, sex, sexual orientation, race, disability, etc.), tort claims (for example, defamation, infliction of emotional distress, invasion of privacy, etc.), wrongful termination in violation of public policy, claims of retaliation, and statutory claims of any nature under federal, state, or local governmental laws, statutes, ordinances, or regulations. This agreement to submit claims to binding arbitration shall not cover claims for Workers’ Compensation benefits, or claims to governmental agencies for unemployment compensation benefits. By agreeing to submit claims to binding arbitration, Mr. Thomas does not waive his right to file an administrative complaint with a cognizant administrative agency (for example, the Equal Employment Opportunity Commission, the Department of Fair Employment & Housing, or other agencies of a similar nature), but he does knowingly waive the right to file a civil action of any nature seeking recovery of money. Mr. Thomas understands that by agreeing to submit all claims to binding arbitration, he is waiving any right to trial by jury or other judicial forum that might otherwise exist. Arbitration under this Section shall be held in Santa Barbara, California, and shall be conducted in accordance with the then-prevailing rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the arbitration of employment disputes; provided, however, that, to the extent the JAMS rules provide otherwise, (a) a single arbitrator shall be used to hear the dispute; (b) the arbitration filing fees, arbitrator’s fees and the other JAMS administrative costs unique to arbitration proceedings shall be borne by PCB/PCBNA, (c) the parties shall be entitled to conduct discovery in the manner provided in California Code of Civil Procedure Section 1283.05, as the same may hereafter be amended, (d) the arbitrator’s authority to award attorneys’ fees to the prevailing party shall not be any greater nor any less than that which would have been afforded a court had the matter been heard before a court, and (e) the arbitrator shall render a written decision, including a statement of reasons for the decision, and the decision shall be subject to limited judicial review in accordance with California Code of Civil Procedure Section 1285. et seq., as the same may hereafter be amended. This mutual obligation to submit disputes and claims to binding arbitration shall survive the termination of Mr. Thomas’ employment with PCB and PCBNA, and shall apply to any claim whether arises or is asserted during or after his employment with PCB and PCBNA. If any part of this agreement to arbitrate is found to be void or otherwise unenforceable, the remaining portion of this agreement to arbitrate shall continue in full force and effect.

6.	GENERAL PROVISIONS

6.1 Amendment and Binding Effect. This Agreement may not be amended except by an instrument in writing signed by both parties.

6.2 Assignability. Mr. Thomas’s rights and obligations under this Agreement are personal in nature, and accordingly may not be assigned or delegated by him. This Agreement shall inure to the benefit of and be binding upon and enforceable by any purchaser of substantially all of PCB/PCBNA’s assets, any corporate successor to PCB and PCBNA or any assignee of PCB and PCBNA.

6.3 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, then the remainder of this Agreement or application of such term or provision to person or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.4 Waiver. No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the party possessing such right, nor shall any such waiver be construed to be a waiver or any subsequent right, term or provision of this Agreement.

6.5 Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered either when personally delivered, or when mailed, registered or certified mail, postage pre-paid with return receipt requested, to the addresses set forth under the signature blocks below, or to such other address notice of which is hereafter provided.

6.6 Governing Law. The laws of the State of California shall govern all questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder.

6.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties concerning the matters discussed herein and supercedes and replace all prior agreements and understandings, whether oral or written. Mr. Thomas agrees that in accepting continued employment with PCB and PCBNA he has not relied upon any representation, warranty or promise not otherwise contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of October 11, 2006.

“PCB”

PACIFIC CAPITAL BANCORP

Date: October 11, 2006	By:	/s/ Edward E. Birch
Edward E. Birch
Chairman of the Board

Address for Notices:

1021 Anacapa Street
Santa Barbara, CA 93101

“PCBNA”

PACIFIC CAPITAL BANK, N.A.

Date: October 11, 2006	By:	/s/ Edward E. Birch
Edward E. Birch
Chairman of the Board

Address for Notices:

1021 Anacapa Street
Santa Barbara, CA 93101

“MR. THOMAS”

Date: October 11, 2006	By:	/s/ William S. Thomas, Jr.
William S. Thomas, Jr.
President and Chief Executive Officer

Address for Notices:

118 Pomar Lane,
Santa Barbara, CA 93108